SUBSIDIARIES OF NEW YORK REIT LIQUIDATING LLC

Exhibit 21.1

Name	Jurisdiction
ARC NY120W5701, LLC	Delaware
ARC NYWWPJV001, LLC	Delaware
EOP-NYCCA, L.L.C.	Delaware
New York Communications Center Associates, L.P.	Delaware
New York Recovery Operating Partnership, L.P.	Delaware
NY-Worldwide Plaza, L.L.C.	Delaware
WWP Amenities Holdings, LLC	Delaware
WWP Amenities MPH Lender, LLC	Delaware
WWP Amenities MPH Partner, LLC	Delaware
WWP Holdings, LLC	Delaware
WWP Mezz, LLC	Delaware
WWP Mezz II, LLC	Delaware
WWP Mezz III, LLC	Delaware
WWP Office, LLC	Delaware
WWP TRS LLC	Delaware